Exhibit 10.30

Execution Copy

BINDING TERM SHEET FOR VIRTTU BIOLOGICS ACQUISITION

A. Transaction:

TNK Therapeutics, Inc. (“TNK”), a subsidiary of Sorrento Therapeutics, Inc. (“Sorrento”), will purchase 100% of the issued and outstanding equity of Virttu Biologics Limited, and all of its subsidiaries (the “Transaction”). In order to consummate the Transaction, TNK, Virttu and Sorrento will enter into definitive legal documentation, including without limitation, a definitive stock purchase agreement, incorporating the terms herein and such other terms reasonably acceptable to each of the Parties (the “Transaction Documents”).

B. Parties:	The parties (“Parties”) to the Transaction are as follows: • TNK • Sorrento • Virttu Biologics Limited (“Virttu”)
C. Purchase Price:

Subject to satisfaction of the Closing Conditions (set forth below), the purchase price (the “Purchase Price”) to be paid by TNK (and guaranteed by Sorrento) to the existing shareholders of Virttu (“Existing Shareholders”) pro rata based on each such Existing Shareholder’s interest in Virttu shall be:

	a)	Shares of Sorrento common stock equal to $5,000,000 USD in value based on the closing stock price of Sorrento on the Closing Date, which shall be paid at Closing (the “Sorrento Purchase Shares”); and
b)

Shares of TNK capital stock equal to $20,000,000 USD in value based upon the valuation of TNK achieved in the next bona fide, arm’s-length third-party equity financing (as verified by two independent merchant bankers if arm’s length nature is reasonably disputed) in which TNK receives at least $50,000,000 USD in funding (“Financing Event”). Such TNK capital stock (the “TNK Purchase Shares”) shall (i) be in the same form (whether common stock or preferred stock) and have the same preferences and other rights as the capital stock issued to the third party in the Financing Event and (ii) shall be issued to the Existing Shareholders concurrently with the close of such Financing Event.

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The Existing Shareholders shall be entitled to the same contractual rights (including any registration rights or other liquidity-related rights) with respect to any TNK capital stock received thereby hereunder as are granted to such third parties in the Financing Event.  If the Financing Event does not occur within twelve (12) months of the Closing Date (“Financing Due Date”), in lieu of the TNK Purchase Shares, TNK will pay and Sorrento shall issue (via TNK) to the Existing Shareholders shares of Sorrento common stock equal to $20,000,000 USD in value based on the closing stock price of Sorrento on the Financing Due Date.

TNK will not assume any options, warrants or other rights to acquire the capital stock of Virttu and no options, warrants or other rights to acquire TNK or Sorrento capital stock will be issued in consideration therefore.

The Parties agree that they will use commercially reasonable efforts to structure the payment of the Purchase Price in a tax efficient manner for the Parties, and that any such structure will be subject to the mutual agreement of the Parties. The Parties intend to structure the Transaction as the purchase of the capital stock of Virttu. If mutually agreed by the Parties, the Parties may consider structuring the Transaction in a different manner, including a purchase of all of the assets of Virttu.

Twenty percent (20%) of the TNK Purchase Shares will be held in escrow and such escrowed TNK Purchase Shares (the “Escrowed Shares”) will be placed in the name of the Existing Shareholders (or designated representative thereof) and an independent escrow agent that is satisfactory to TNK and Virttu.

The Escrowed Shares will be released upon the Financing Due Date, less the amount represented by that portion of the Escrowed Shares having a value (based upon the valuation of TNK in the Financing Event) equal to the amount of any pending claims, settlements or awards arising out of a breach of Virttu’s representations and warranties or covenants set forth in the definitive acquisition document in the Transaction, as described in the section titled “Claims” below.

The Sorrento Purchase Shares shall be registered with the U.S. Securities and Exchange Commission as necessary so that the Existing Shareholders may freely trade and sell the Sorrento Purchase Shares from and after the Closing Date as shall any other Sorrento shares issued to the Existing Shareholders in lieu of TNK shares.

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D. Due Diligence:

Subject to the Confidentiality Agreement (as defined below), Virttu shall provide to TNK and Sorrento and TNK’s and Sorrento’s accountants, attorneys, partners, consultants, Financing sources and all other representatives and agents of TNK and Sorrento access, as reasonably necessary for TNK and Sorrento, to agreed-upon management, consultants, accountants, advisors and other representatives of Virttu and to all properties, operating and financial data, records, agreements and other information relating to Virttu and to the Transaction, to the extent reasonably requested by TNK and Sorrento. Subject to the Confidentiality Agreement, TNK shall provide to Virttu and its representatives and agents access, as reasonably necessary for Virttu, to agreed-upon management and representatives of TNK and to all other properties, operating and Financial data, records, agreements and other information relating to TNK and to the Transaction, to the extent reasonably requested by Virttu.

E. Confidentiality:

This document and its terms and all related discussions and correspondence between the Parties (including any past discussions and correspondence) are confidential and subject to the terms of that certain Confidentiality Agreement by and between Virttu and Sorrento dated July 15, 2015 (the “Confidentiality Agreement”), and in addition, neither Virttu, TNK nor Sorrento shall disclose the existence of this document or its terms or any related discussions and correspondence between the Parties without the prior written consent of the other Parties. No public disclosure will be permitted until announcement of the execution of the definitive acquisition agreement in the Transaction, except as required by applicable law or the rules of the stock exchange upon which it is traded. Nonetheless and notwithstanding the foregoing, all Parties acknowledge and agree that, subject to the terms set forth in this Term Sheet, Sorrento and TNK shall be permitted to disclose the existence and terms of this Term Sheet upon its execution in connection with any potential financing or transaction, to its professional advisors (e.g., legal counsel, auditors, etc.), or as required by any applicable law, regulation or stock exchange rules. This offer should only be discussed by and between the senior officers, members of the board of directors or managers of Virttu, TNK and Sorrento and professional advisors and Virttu’s shareholders and others as deemed necessary to accomplish the objectives of this Term Sheet. All such individuals shall be subject to obligations of confidentiality, to the extent not covered pursuant to the terms of the Confidentiality Agreement.

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F. Claims:

Subject to the terms and conditions of the definitive acquisition agreement in the Transaction, TNK and Sorrento shall be entitled to reduce the number of TNK Purchase Shares (or shares of Sorrento common stock) to be issued under Section C (b) hereof to the Existing Shareholders on a pro rata basis, in an amount based on the valuation set forth in Section C(b) hereof as indemnification for any claims and/or liabilities (including, but not limited to, reasonable attorneys’ fees and the costs and expenses of defending any claims) arising out of, relating to or based upon allegations pertaining to:

	(i)	any inaccuracy or breach of any representation or warranty of-Virttu contained in the definitive Transaction Documents;
	(ii)	any breach of any covenant by Virttu contained in the Transaction Documents;
	(iii)	any liability or cost arising out of any event prior to the Closing Date in respect of the manner in which Virttu compensate any employees and other persons who work or have worked for Virttu ; and
	(iv)	any taxes, past or present (including interest, penalties, etc.) imposed on the income, business, property or operations of Virttu for the period up to and including the Closing Date.

Any such right of TNK and Sorrento to indemnification shall be capped at such percentage of the number of TNK Purchase Shares (or shares of Sorrento common stock) to be issued under Section C(b) hereof and on such other reasonable commercial terms relating to cap and indemnity baskets and other matters as the Parties, acting reasonably, may mutually agree to in the Transaction Documents.

TNK, pursuant to the terms set forth in the definitive acquisition agreement in the Transaction, shall permit a designated representative of the Existing Shareholders to control any defense of, or settlement negotiations with respect to, any third party claims regarding which TNK is entitled to indemnification as described above.

G. Covenants:	Prior to the Closing or termination hereof, Virttu will:
	(i)	operate its business only in the ordinary course consistent with past;
	(ii)	preserve its assets and the goodwill and relationships with its partners, customers, suppliers and employees; and

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(iii)	maintain its books, records and financials in accordance with generally accepted accounting principles consistent with past practice.
Prior to the Closing or termination hereof, Virttu will not:
(i)	delay normally scheduled maintenance of its assets;
(ii)	make any material capital expenditures;
(iii)	sell, lease or license any material portion of its assets;
(iv)	incur any long-term debt;
(v)	enter into any material agreements;
(vi)	change its accounting methods in any material respect;
(vii)	commence or settle any legal proceedings;
(viii)	declare or pay dividends; or
(ix)	increase salaries or other compensation (other than increases in the ordinary course of business consistent with past practice),

in each case other than as approved by TNK and Sorrento. These and other customary Pre-Closing covenants shall be included in the Transaction Documents.

TNK agrees that, between the Closing Date and the Financing Due Date (or, if earlier, the Financing Event), it shall use commercially reasonable efforts to (I) not shut down operations of TNK and (II) maintain the Virttu business and technology (including by providing adequate working capital therefor). TNK also agrees that, subsequent to the Closing Date, subject to any applicable law or regulation and with appropriate regulatory approval, the Seprehvir product with any enhancements combinations or derivatives shall be made available as requested for compassionate use to the Existing Shareholders and family principals of the Existing Shareholders and close friends thereof.

TNK acknowledges that Virttu will put in place a staff incentive scheme prior to Closing, which will be payable by Virttu after the Closing Date and the Existing Shareholders shall indemnify Virttu, TNK and Sorrento for all losses, liabilities and costs (including, but not limited to, attorneys’ fees) in respect of all payments due to the staff thereunder including all applicable costs and taxes and timely pay to TNK at Closing (as an additional Closing Condition) any and all such amounts owed under the staff incentive scheme (including any and all applicable costs and taxes) and as otherwise required by any applicable law (Staff Incentive Scheme Payment”).

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The obligations of TNK, to complete the Transaction contemplated herein will be subject, among other things, to the satisfaction of the following conditions:
H. Closing Conditions:	(i)	completion of legal, accounting, regulatory, tax, financial, technical, commercial and environmental due diligence, TNK’s sole satisfaction and discretion;
	(ii)	negotiation, execution and delivery of a satisfactory and mutually acceptable definitive acquisition agreement and related Transaction Documents;
	(iii)	absence of any material adverse change in the business, results of operations, condition (financial or otherwise) or prospects of Virttu or any of its subsidiaries;
	(iv)	receipt of all necessary governmental, board of directors, investment committee, Existing Shareholder and third- party approvals, waivers and consents;
	(v)	absence of any action or proceeding against Virttu that may affect the Transaction or the value of TNK’s investment;
	(vi)	true and correct representations and warranties by Virttu in TNK’s reasonable satisfaction as of the Closing Date; and
	(vii)	as of the Closing Date, no indebtedness outstanding in any form save for normal trade creditors and apportionments that may be agreed to between the parties in the Transaction Documents;

The obligations of TNK and Sorrento to complete the Transaction will also be subject to forgiveness or satisfaction of all Existing Shareholder loans to Virttu and the receipt of releases from the Existing Shareholders in respect of any claims by the Existing Shareholders against Virttu.

I. Representations & Warranties:	Virttu shall represent and warrant that:
	(i)	Virttu and its subsidiaries (if applicable) are business entities in good standing;
	(ii)	Virttu and its Existing Shareholders have the requisite power and authority to execute the Transaction;
	(iii)	The Transaction and the assets of Virttu, as of the Closing Date, will not, to Virttu’s knowledge, infringe any third party’s contractual or intellectual property rights;

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(iv)

As of the Closing Date, to Virttu’s knowledge, with reasonable due inquiry, there are no undisclosed liabilities that are required to be reflected on a balance sheet under generally accepted accounting principles;

	(v)	There have been no material changes with respect to Virttu and its subsidiaries, if any, and their assets, taken as a whole since its last audited accounts;
(vi)

The assets of Virttu and its subsidiaries, if any, arc transferred with good and valid title, free of any liens or any other encumbrances, except as may be permitted by TNK under the definitive acquisition agreement in the Transaction;

(vii)

As of the Closing Date, alt intellectual property owned, licensed or controlled by Virttu and its subsidiaries, if any, to Virttu’s knowledge, are valid and, to Virttu’s knowledge, with reasonable due inquiry, there has been no challenge to such intellectual property;

(viii)

There has been no commenced, or to Virttu’s knowledge, threatened, litigation or claim against Virttu or any of its subsidiaries, if any, except as disclosed or as is not likely to have a material adverse effect.

	(ix)	Prior to the Closing Date, Virttu and its subsidiaries, if any, have been and will be in compliance with all applicable laws and regulations; and
	(x)	Prior to the Closing Date, Virttu and its subsidiaries, if any, have and will procure and maintain all licenses and approvals necessary to conduct its business.

In addition to the foregoing, the Transaction Documents will contain representations and warranties of TNK and other representations and warranties of Virttu that are customary for transactions of this size and nature including any mutually agreed upon disclosure letters, if any, between the Parties.

J. Dispute Resolution:

Any controversy, conflict or dispute of any nature arising out of or relating to this Term Sheet and the Transaction contemplated herein will be settled exclusively and finally by arbitration governed by ICC rules carried out in the San Diego County in the State of California, USA. The Existing Shareholders (or their representative) and TNK/Sorrento will each select one arbitrator to represent them, and the two arbitrators together will select a third arbitrator for the proceedings.

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K. Expenses

Except as expressly set forth herein (including, but not limited to, the indemnification and Staff Incentive Scheme Payment provisions set forth in Section G.), each Party will bear its own costs and expenses related to pursuing or consummating the Transaction contemplated hereby.

L. Governing Law; Entire Agreement:

This Term Sheet shall be governed by the laws of the State of California without regard to its or any other jurisdiction’s conflicts of laws principles. For purposes of this Term Sheet, it shall be deemed to have been executed in San Diego, California, USA. This Term Sheet supersedes all prior discussions and writings and constitutes, with the Confidentiality Agreement, the entire agreement between the Parties with respect to the subject matter hereof. No waiver or modification of this Term Sheet will be binding upon either Party unless made in writing and signed by a duly authorized representative of such Party, and no failure or delay in enforcing any right will be deemed a waiver. In addition, this Term Sheet may be executed in two or more counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument.

M. Intentions of the Parties:

The Parties acknowledge and agree that this is a binding term sheet and shall constitute an obligation for the parties to enter into a transaction consistent with the terms set forth herein. The Parties further acknowledge and agree that this Term Sheet does not contain all matters upon which agreement must be reached for the Transaction to be consummated. The Parties shall negotiate in good faith the definitive agreements to consummate such a transaction as promptly as possible. If the parties are unable to agree on the terms and conditions of the definitive agreements (other than those set forth herein), such terms and conditions shall be determined through binding arbitration. Notwithstanding any of the foregoing, (1) TNK’s and Sorrento’s obligations to consummate the transaction are conditioned on the approval of the board of directors of TNK (the “TNK Board”) and Sorrento (the “Sorrento Board”), save in relation to TNK’s obligations of confidentiality set out in this Term Sheet which are binding on TNK and Sorrento, satisfaction of the Closing Conditions and obtaining any third party consents or waivers.

N. Execution and Delivery of Term Sheet and Transaction Documents; Closing:

On or before December 1, 2016, Sorrento shall endeavor to prepare draft Transaction Documents, including an initial draft of the definitive acquisition agreement for the Transaction, for review by and negotiation with, Virttu and its principals.  The Parties shall diligently and in good faith negotiate, and endeavor to execute and deliver, the Transaction Documents on or before January 1, 2017 or another date mutually agreed upon in writing by the Parties (the

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“Signing Date”).  The Closing of the Transaction (the “Closing Date”) will occur as soon as is reasonably possible and feasible following the Signing Date and after all third-party consents and approvals and similar documents are finalized and the other closing conditions have been satisfied or waived.

O. Termination

1)      This Term Sheet may be terminated by TNK if TNK is not satisfied, in its reasonable discretion, with the results of its due diligence investigation related to the Transaction; or

2)       by either Party if the Closing docs not occur by March 31, 2017 (the “Closing Due Date”), provided the Parties negotiated in good faith and without any undue delay and on terms consistent with the terms set forth herein or if the US SEC does not give any required regulatory approval to the sale.

Termination of this Term Sheet shall not affect any rights or binding obligations that have accrued or arisen hereunder prior to such termination, and such rights and binding obligations shall survive the termination of this Term Sheet.

(Signature Page Follows)

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Accepted and Agreed, as of 15th November, 2016 (“Effective Date”):

VIRTTU BIOLOGICS LIMITED	TNK THERAPEUTICS, INC.

/s/ Guy Michael	/s/ Henry Ji
/s/ Gary Hamilton
By: Guy Michael Gary Hamilton	By: Henry Ji
Title: Director	Title: President & CEO

Date: 15 November 2016	Date: 16 November 2016

SORRENTO THERAPEUTICS, INC.

/s/ Henry Ji
By: Henry Ji
Title: President & CEO

Date: 16 November 2016